CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 26, 2016, relating to the financial statements and financial highlights, which appears in BlackRock Advantage Emerging Markets Fund’s (formerly, BlackRock Emerging Markets Long/Short Equity Fund) (one of the series constituting BlackRock Funds) Annual Report on Form N-CSR for the year ended July 31, 2016. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements”, “Additional Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
June 9, 2017